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Exhibit 23.3

Letter of Consent

        Bouchez Kent hereby consents to the reference to the results of our focus-group study in the Registration Statement of Equinox Holdings, Inc. (No. 333-112531) relating to the private offering of 9% senior notes due 2009 and the prospectus included as a part of that Registration Statement, including all amendments thereto.

        Bouchez Kent's consent to the filing of this Consent in Equinox Holdings, Inc.'s Registration Statement shall not be deemed to be an admission that Bouchez Kent is an expert within the meaning of Rule 436 under the Securities Act of 1933, as amended.

Yours very truly,

Bouchez Kent

/s/  BOUCHEZ KENT

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Letter of Consent